Exhibit 23.2

KPMG LLP

Suite 1200

450 East Las Olas Boulevard

Fort Lauderdale, FL 33301

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2026, with respect to the consolidated financial statements of AutoNation, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Fort Lauderdale, Florida

April 29, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.